Letter of Agreement
June 29, 2007

Services: Advantage Media Services, Inc. (AMS) will perform warehousing, assembly, packaging and/or fulfillment services (Services) on behalf of Ironclad Performance Wear Corporation, a California corporation (Ironclad). AMS shall make its best and commercially reasonable efforts to perform these Services in a manner consistent with custom and practice in the fulfillment industry, and to the satisfaction of Ironclad.

Term: Both AMS and Ironclad enter into this agreement with the anticipation of an ongoing and mutually beneficial business relationship Notwithstanding the above, either party may terminate this agreement, with or without cause, upon sixty (60) days written notice to the other party.

Fees and Payment Terms: Pricing for Services is outlined in EXHIBIT “A”. Payment terms for Services are 30 days from the date of invoice, postage/freight prepaid, materials due upon receipt, and AMS reserves the right to suspend Services if payment is not received within this timeframe. If Ironclad, in good faith, disputes any amount billed, the undisputed amounts will be paid by the invoice due date and the reasons for the disputed amounts shall be reported to AMS, in writing, prior to the due date of the invoice. Both parties agree to work diligently to resolve the dispute within 15 days after receipt of such written notice by AMS. AMS will continue to provide undisputed services during the 15 day period, providing all undisputed amounts have been paid by the due date. Failure to resolve such dispute during the 15-day period shall allow AMS to suspend services, or if both parties agree, provide services on a pre-paid basis, until the dispute has been resolved. AMS has the absolute right to suspend all services if payment is not made within these terms, or if the total amount of undisputed outstanding fees owed to AMS reaches or exceeds the wholesale value of the inventory of the products in AMS possession. AMS and Ironclad will make their best efforts to transact business in a manner and cost structure that meets the basic needs of both parties, and as such either party may request to adjust Fees and Payment Terms from time to time throughout the Term. Any future Fee and Payment Term adjustments, or any additional services that are required/requested by Ironclad but not included in EXHIBIT “A”, will be noted as updates to EXHIBIT “A”, and must be agreed to in writing by both AMS and Ironclad in order to be deemed active and approved. This agreement and pricing must be accepted within 30 days from the proposal date by signature of Ironclad on the last page of the agreement.  In the absence of written acceptance, the act of tendering goods described herein for storage or other services by AMS within 30 days from the proposal date shall constitute such acceptance by Ironclad.

Inventory: AMS will store Ironclad inventory at its facilities, and in doing so will serve as a separate warehouse location for Ironclad.  All deliveries must be prepaid, AMS does not accept COD deliveries. Title to and risk of loss for all Ironclad inventory stored at AMS will remain with Ironclad, and upon termination of this agreement, all inventory will be returned to Ironclad not later than five (5) business days following Ironclad’s written request thereof, provided, however, that AMS shall be permitted to retain an amount of inventory, if any, that has a value equal to the then outstanding amounts deemed proper, due and owing to AMS by Ironclad, provided, further, however, that AMS shall only be permitted to retain such inventory until such time that Ironclad pays any and all such amounts, if any, after which time all such inventory shall be returned to Ironclad no later than five (5) business days following Ironclad’s written request thereof.  Notwithstanding the specific receiving rules as established during the CTP, AMS will utilize Ironclad supplied paperwork with each incoming delivery to receive inventory data into its systems and verify counts manually via carton count, including spot check of carton contents as deemed necessary by AMS to ensure accuracy, at rates defined in Exhibit “A”. Ironclad will supply purchase order paperwork in advance of receipt at AMS and any discrepancies will be noted and reported to Ironclad immediately once uncovered. If discrepancies are uncovered during the receiving process, AMS will escalate manual count verification to 100% of the items in question. In any given calendar year, or such shorter period as is determined by Ironclad in its sole discretion, AMS will be allowed an inventory shrinkage level of no more than one percent (1%) of the total value of Ironclad inventory stored at and shipped from AMS facilities, determined based on the total number of units shipped through the AMS facility during the time period under review plus the total ending inventory at the time of the physical inventory. For the avoidance of doubt, inventory shrinkage at any applicable date will equal the difference between (i) the audited physical inventory, to be performed by AMS and audited by Ironclad (or its assigned auditing agency) on the applicable date, less (ii) the perpetual inventory recorded on Ironclad’s books and records within AMS’ operating system, plus any and all inventory adjustments (write-offs, net cycle count adjustments, etc.) during the time period in question (typically twelve (12) months. If the initial results of the physical inventory indicate that the shrinkage level exceeds the maximum level permitted, AMS will be allowed up to fifteen (15) days to perform research on the inventory which is intended to explain why some or all of the shrinkage had occurred (hereinafter referred to as “Discrepancy Research”, and present the results of these findings, if any, to Ironclad. In the event that, on or after an applicable measurement date, Ironclad delivers written notice that AMS’ inventory shrinkage level exceeds the maximum level permitted hereunder (which notice shall include AMS’ validated information relevant to Ironclad’s calculation thereof including any Discrepancy Research submitted by AMS), AMS shall, within thirty (30) days of Ironclad’s delivery of such notice, pay to Ironclad the amount of any such excess inventory shrinkage. Notwithstanding the foregoing, AMS is not responsible for inventory shrinkage where AMS is unable to receive inventory in accordance with the procedures described above, or as described separately to Ironclad in writing, due to circumstances outside of AMS control (i.e. rush situations, no supplied paperwork, etc.). In the course of providing the Services, AMS shall at all times comply with, and provide its Services in accordance with, any and all routing guides, shipping instructions or other instructions provided by Ironclad from time to time (the “Instructions”). In the event that, in any given calendar quarter, Ironclad incurs, as a result of the failure by AMS to comply with such Instructions, any third party costs, expenses or charges, including, without limitation, customer chargebacks or other charges imposed on Ironclad by its customers or other third parties, in an amount that exceeds 0.5% of the net revenue Ironclad actually receives from the sale of Ironclad inventory processed by AMS in such calendar quarter (the “Charges”), Ironclad shall provide notice thereof (which notice may be made through electronic mail) to AMS, and for a period of thirty (30) days thereafter, Ironclad shall use its commercially reasonable efforts, working in collaboration with AMS, to obtain from the applicable customer or third party a reimbursement or credit for such Charges. In the event that, on or before the expiration of such thirty (30) day period, the parties are not able to obtain a reimbursement or credit of such Charges, AMS shall pay and reimburse to Ironclad, within ten (10) days of the delivery of Ironclad’s written invoice therefore, any and all such Charges.

Insurance:  Ironclad agrees to maintain insurance, at its sole cost and expense, against loss or damage by fire or other casualty to Ironclad inventory on the premises of AMS, and against any claims and liability growing out of product liability, advertising liability or trademark or service mark, patent or copyright infringement. Ironclad will maintain comprehensive liability insurance, including products liability, covering the Products. AMS agrees that it shall make commercially reasonable efforts to ensure that all of its warehouses at which any merchandise or other inventory or property of Ironclad is held shall be operated and maintained in a manner that is consistent with custom and practice in the fulfillment industry.

Advantage Media Services, Inc.
29120 Commerce Center Drive, #2 ۰ Valencia, CA 91355
Phone: 661/775-0611 ۰ Fax: 661/775-0613
www.amsfulfillment.com

Security Deposit: In cases where AMS is processing shipments through its own accounts (i.e. UPS, USPS, FedEx, LTL…etc.), Ironclad must maintain on deposit with AMS a dollar amount to cover average shipping and returns postage costs at all times. AMS will adjust the dollar amount to be deposited in accordance with estimated volumes. AMS will not ship under its own carrier account(s), and reserves the right to hold all shipments regardless of carrier account, if the amount of freight/postage owed to AMS exceeds the amount in the reserve account. In cases where Ironclad wishes to utilize its own carrier account, the account numbers must be supplied at time of account set-up. AMS will use its best efforts to ensure all shipments are done on the established carrier account, however it is acknowledged and agreed that occasional shipments for manual orders and special projects may inadvertently be shipped on an AMS carrier account, which will be invoiced to Ironclad accordingly.

Intellectual Property: AMS acknowledges and agrees that as between the parties, Ironclad shall, at all times, exclusively own all right, title, and interest in and to the intellectual property contained in and/or arising from its products. AMS will not grant, nor claim for itself or other affiliated entities, independent contractors, or employees, either expressly or impliedly, any rights, title, interest, or licenses to such intellectual property. Ironclad shall indemnify and hold AMS harmless from all third party claims alleging that Ironclad’s products infringe any copyright, trademark, or misappropriation of name or likeness of such third party.. If a third party claim, action, suit or proceeding is brought against AMS resulting from its Services hereunder and based on an allegation that Ironclad’s products infringe any copyright, trademark, or misappropriation of name or likeness of such third party, then Ironclad may at its own election (and at its own expense) (i) replace substantially equivalent intellectual property for the infringing item, (ii) modify or fix the infringing item so that it no longer infringes, or (iii) obtain for the benefit of AMS the right to continue using such item in accordance with this Agreement. If AMS is claiming indemnification pursuant to this Section, it shall promptly notify Ironclad of any such claim of which it becomes aware and shall: (i) at its own expense, provide reasonable cooperation to Ironclad in connection with the defense or settlement of any such claim, and (ii) at its own expense, be entitled to participate, to the extent possible under applicable law, in the defense of any such claim. AMS agrees that Ironclad shall have sole and exclusive control over the defense and settlement of any such third party claim. The liability of Ironclad regarding infringement of any copyright or other intellectual property right of any third party shall be limited to this Section.

Limitation of Liability: Neither party to this agreement will be liable to the other party for any indirect, incidental, special, or consequential damages, including, without limitation, damages for lost opportunities, lost profits from this agreement, or lost savings, even if such damages are foreseeable or result from a breach of this agreement. Except in the case of AMS’ indemnification obligations hereunder, Ironclad agrees that AMS’ liability to Ironclad under this agreement shall be limited to the total amount of service fees paid by Ironclad to AMS (excluding 3rd party charges) that pertain to or relate to the incident(s) that foster such liability. The provisions of this section shall survive the termination of this agreement.

Indemnification: AMS and Ironclad agree that their relationship is that of independent contractors with each other, and nothing herein or about their relationship shall make one the partner, employee, or joint venturer of or with the other. In this connection, Ironclad acknowledges that AMS is performing services relating to the warehousing and fulfillment of products on behalf of Ironclad. Accordingly, Ironclad agrees to indemnify, defend, and hold AMS harmless from and against any third party claims, including, without limitation, claims for damages, injury to persons, fraud, etc., that may arise from Ironclad’s products, except for such claims arising solely out of AMS’ gross negligence or willful misconduct, or for such other claims for which AMS is indemnifying Ironclad hereunder, for which AMS shall indemnify, defend, and hold Ironclad harmless. AMS agrees to indemnify, defend, and hold Ironclad harmless from and against any third party claims, including, without limitation, claims for damages, injury to persons, fraud, etc., that may arise from (i) AMS’ Services hereunder, including, without limitation, from its warehousing, assembly, packaging and/or fulfillment of Ironclad products; (ii) any Instruction Charges incurred by Ironclad, or any failure by AMS to comply with the Instructions; and/or (iii) any AMS employment or independent contractor matters (e.g., workers compensation and/or person injury claims), or AMS’ operation of its business (but excluding claims for which Ironclad is indemnifying AMS hereunder). If a party (the “Indemnified Party”) is claiming indemnification pursuant to this Section, it shall promptly notify the other party (the “Indemnifying Party”) of any such claim of which it becomes aware and shall: (i) at its own expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim, and (ii) at its own expense, be entitled to participate, to the extent possible under applicable law, in the defense of any such claim. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim.

Confidential Information: Without limitation to the foregoing, each party acknowledges that the nature of the relationship being undertaken hereunder may require the disclosure of proprietary, know-how and/or confidential information of the other party, including but not limited to any and all information relating to Ironclad’s customers, or trade secrets of AMS or Ironclad, (“Confidential Information”), and each agrees to keep Confidential Information in the strictest of confidence and not to disclose Confidential Information to others or benefit from the use thereof, directly or indirectly, either during or after the termination of this relationship, without the express written consent of the party to whom such information belongs. Confidential Information shall exclude any information that (i) has been or is obtained by the receiving party from a source independent of the disclosing party and not receiving such information from the disclosing party, (ii) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the disclosing party or its personnel, (iii) is independently developed by the receiving party without reliance in any way on the Confidential Information provided by the disclosing party, or (iv) the receiving party is required to disclose under judicial order, regulatory requirement (including, without limitation, regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended), or statutory requirement, provided that the receiving party provides written notice and an opportunity for the disclosing party to take any available protective action prior to such disclosure (except with respect to any disclosures arising as a result of the securities laws or any regulations promulgated thereunder).

Advantage Media Services, Inc.
29120 Commerce Center Drive, #2 ۰ Valencia, CA 91355
Phone: 661/775-0611 ۰ Fax: 661/775-0613
www.amsfulfillment.com

Arbitration: This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be submitted to final and binding arbitration before the American Arbitration Association in accordance with its Commercial Arbitration Rules and with a panel consisting of one arbitrator unless that number be increased by consent of both parties. The arbitrator shall have expertise in the subject matter of the dispute. However, in any arbitration proceeding arising under this Agreement, the arbitrator shall not have the power to change, modify or alter any express condition, term or provision hereof, and to that extent the scope of his or her authority is limited. Pre-hearing discovery shall not be used and the Federal Rules of Evidence, including all rules of privilege, shall apply to proceedings conducted in connection with the arbitration. Before rendering a final decision, the arbitrators will first act as friendly, disinterested parties for the purpose of helping the parties reach compromise settlements on the points in dispute. The expenses of the arbitration shall be borne equally between the parties to the arbitration; however, each party shall pay for and bear the cost of its own expert, evidence and legal counsel. The arbitration hearings shall be closed and the arbitration shall be completed within one hundred twenty (120) days of giving notice and filing of a demand to arbitrate with the American Arbitration Association (whichever shall first occur). Judgment on the award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction. The arbitration shall take place in Santa Clarita, California. The testimony, evidence, ruling and all associated documentation regarding any arbitration shall be considered confidential information, and neither party may use, disclose, or divulge any such information. Notwithstanding the foregoing, (A) in the event that any controversy or claim arising out of or relating to this Agreement is in an amount equal to or less than the jurisdictional amount specified at such time by the small claims court in Los Angeles, California, then either party shall be entitled to bypass arbitration and proceed to small claims court for a final determination by said small claims court of such controversy or claim, and in such instance, the parties hereto hereby consent and submit to the jurisdiction of the small claims court in Los Angeles, California, hereby agree that service of process on any party may be effected by certified mail, return receipt requested, postage prepaid, and hereby waive any objection which they may have based on improper venue or forum non conveniens to the conduct of any such suit or action in such court; and (B) in the event that any controversy or claim arising out of or relating to this Agreement is in an amount greater than the jurisdictional amount specified at such time by the small claims court in Los Angeles, California, then either party shall be entitled to bypass arbitration and proceed to a court of competent jurisdiction for a final determination by said court of such controversy or claim, and in such instance, the parties hereto hereby consent and submit to the jurisdiction of the Federal and State courts located in Los Angeles, California, hereby agree that service of process on any party may be effected by certified mail, return receipt requested, postage prepaid, and hereby waive any objection which they may have based on improper venue or forum non conveniens to the conduct of any such suit or action in such court. The provisions of this Paragraph shall survive any expiration or termination of this Agreement.

AUTHORIZED SIGNATURES

Ironclad Performance Wear Corporation	AMS

Authorized Signature - Ironclad Performance Wear	Authorized Signature - Advantage Media Services, Inc.
Corporation

Print Name - Ironclad Performance Wear Corporation	Print Name - Advantage Media Services, Inc.

Date:	Date:

Advantage Media Services, Inc.
29120 Commerce Center Drive, #2 ۰ Valencia, CA 91355
Phone: 661/775-0611 ۰ Fax: 661/775-0613
www.amsfulfillment.com